Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
Oct. 27, 2008	Media: Kathy Budinick 1-888-467-3751

Plum Creek Timber Company, Inc. Reports Results for Third Quarter 2008

SEATTLE – Plum Creek Timber Company, Inc., (NYSE: PCL) today announced third quarter earnings of $69 million, or $0.40 per diluted share, on revenues of $414 million. Earnings for the third quarter of 2007 were $59 million, or $0.34 per diluted share, on revenues of $407 million. Third quarter earnings for 2007 included a $4 million non-cash expense, or $0.02 per diluted share, related to fire losses experienced in Montana during the quarter.

Earnings for the first nine months of 2008 were $138 million, or $0.80 per diluted share, on revenues of $1.15 billion. These results include the effect of a $6 million after-tax ($10 million pre-tax) impairment charge related to the company’s lumber manufacturing business recognized during the second quarter. The impairment charge reduced net income by $0.04 per diluted share. Earnings for the first nine months of 2007 were $164 million, or $0.93 per diluted share, on revenues of $1.17 billion. Results for the first nine months of 2007 include a $2 million after-tax gain on the sale of an industrial mineral asset. As a result, income from continuing operations was $162 million, or $0.92 per diluted share.

Cash provided by operating activities during the first nine months of the year totaled $225 million. The company ended the third quarter with $175 million in cash and cash equivalents.

“We’re pleased to report increased income during the third quarter, reflecting the benefits of Plum Creek’s geographic, resource and business diversity,” said Rick Holley, president and chief executive officer. “While the extended housing downturn has influenced the near-term results of our timber and manufacturing businesses, our rural land sales and non-timber resource businesses continued to perform well during the third quarter. In addition, we temporarily increased pulpwood harvest levels in many markets to serve strong customer demand and capture attractive prices. While we are concerned about the state of the overall economy, we are confident that we can continue to build and deliver value for our shareholders by managing our resources and effectively allocating capital for long-term total returns.

-more-

Plum Creek Timber Company Reports Results

“Plum Creek enters the final quarter of the year in excellent financial shape,” continued Holley. “We have a strong balance sheet, and following our recently completed Southern timberland joint venture we have an untapped $750 million line of credit and cash in excess of $270 million. We will continue to capitalize on this position to make opportunistic investments, in both complementary timberlands and stock repurchases, consistent with our disciplined capital allocation focus. With our broad and diverse portfolio of valuable hard assets and our strong financial position, we are in an excellent position to make operational decisions today that protect and enhance long-term shareholder value, despite difficult economic conditions.”

Review of Operations

The Northern Resources segment reported a $12 million operating profit during the quarter. Segment operating profit for the same period a year ago was $8 million and included the impact of a $4 million non-cash loss resulting from fire damage to Montana timberlands in 2007. The segment’s sawlog harvest volume was similar to the same period of 2007 while prices were approximately 2 percent lower. Northern pulpwood prices have increased approximately 24 percent over the past year due to continued strong demand for pulpwood in the Northeast and Lake States regions. The company increased its pulpwood harvest 14 percent compared to the prior year’s level to serve this customer demand and capture these attractive prices.

Operating profit in the Southern Resources segment was $29 million for the third quarter of 2008, down approximately $10 million from the $39 million reported during the third quarter of 2007. As in the Northern segment, weak sawlog markets were partially offset by strong pulpwood markets across the South. Sawlog prices have been under pressure for the past year as lumber mills curtailed production in the face of weakening housing activity. During the third quarter, average sawlog prices declined approximately 4 percent and, as a result, were down approximately 18 percent year-over-year. The company reduced its sawlog harvest approximately 13 percent in response to these market conditions.

Pulp and paper mills’ demand for pulpwood remained favorable across the South. Pulpwood prices gained approximately 15 percent over the prior year’s level. In response to the attractive market conditions, the company maintained an accelerated pace of pulpwood production, increasing its pulpwood harvest approximately 13 percent compared to the same period last year.

The Real Estate segment reported revenue of $108 million and operating income of $73 million compared to revenue of $94 million and operating income of $61 million for the third quarter of 2007. The differences between the periods are due to the transactional nature of the business. During the third quarter, the company sold approximately 70,000 acres of land. These sales included nearly 15,000 acres of small, non-strategic lands at an average price of $1,150 per acre, nearly 40,000 acres of conservation properties at more than $1,000 per acre, and approximately 15,600 acres of recreation property sold at an average price of more than $3,200 per acre.

-more-

Plum Creek Timber Company Reports Results

The Manufacturing segment reported an operating loss of $4 million compared to $2 million of operating income for the third quarter of 2007. The results include a $3 million expense as the company wrote down the value of purchase log commitments. The declines in housing and industrial activity reduced demand for lumber, plywood and medium density fiberboard (MDF). Demand for MDF was particularly weak with sales volume down approximately 30 percent from the same period of last year as customers sought to match supply with weakening demand for products manufactured from MDF such as doors, flooring and millwork.

The Other segment, consisting of the company’s non-timber resource businesses, continued to grow, increasing its contribution to operating income to $7 million, up $4 million from the same period of 2007.

Acquisitions

During the quarter the company acquired approximately 120,000 acres of timberland in three separately negotiated transactions valued at $64 million. The timberlands are located in Oregon, Georgia and Vermont. The Vermont acquisition, valued at $23 million, was the largest transaction, consisting of approximately 86,000 acres of timberlands in northeast Vermont. These mixed hardwood timberlands are subject to an existing conservation easement and complement the company’s existing ownership in New Hampshire and Maine.

Subsequent Events: Formation of Southern Timberland Joint Venture and Subsequent Capital Allocation

On October 1, the company completed the formation of a previously announced joint venture with The Campbell Group LLC. The transaction valued approximately 454,000 acres of Southern timberlands, contributed into the joint venture by Plum Creek, at $1,725 per acre.

Also on October 1, the company received $783 million from the joint venture. Previously, the company announced its plans to utilize half of these proceeds to permanently retire existing debt, and use the balance of the proceeds for general corporate purposes, including the opportunistic repurchase of the company’s common stock.

The company has proceeded as planned, and on October 1, permanently retired $75 million of private placement notes and plans to permanently retire other existing private placement notes as they mature over the next twelve months. In the interim, the company paid down $432 million, the entire drawn amount, on its $750 million revolving line of credit.

Between October 1 and October 24, the company used a portion of the cash available to repurchase approximately $172 million, or approximately 4.3 million shares, of common stock at an average price of $40.08 per share.

Outlook

The company expects timber market conditions during the fourth quarter to continue as they have for the past several quarters with sawlog demand continuing to be weak and pulpwood demand remaining relatively strong.

-more-

Plum Creek Timber Company Reports Results

In the Northern Resources segment, the company expects to maintain its sawlog harvest at approximately third-quarter levels. The fourth-quarter pulpwood harvest is expected to moderate somewhat from the accelerated third-quarter levels.

The Southern Resources harvest is expected to be lower for both sawlogs and pulpwood, primarily due to the harvest attributable to the lands contributed to the joint venture. In addition, the company plans to reduce the pace of its pulpwood harvest from the accelerated levels of the past several quarters.

Given the recent financial market turmoil, the company has tempered its expectations for Real Estate segment revenues. During the fourth quarter, the company expects to report rural land sales between $75 and $85 million.

The company’s previously announced sale of approximately 310,000 acres of Montana timberlands to the Nature Conservancy and Trust for Public Land is expected to clear its contingencies during the fourth quarter. The sale is expected to close in three phases between December of 2008 and December of 2010. The first phase is now projected to be $150 million and is scheduled to close in December of this year. Once the contingencies are cleared, the company expects to increase its earnings outlook for the fourth quarter to include the earnings benefit from this transaction.

Lumber, plywood and MDF sales are expected to decline seasonally during the fourth quarter. As a result, the Manufacturing segment is expected to report lower results during the fourth quarter.

The company expects to report income between $0.17 and $0.22 per share for the fourth quarter of the year, excluding the earnings from the Montana conservation sale.

“Plum Creek is very-well positioned today. Our diverse asset base and sound balance sheet combine to provide us with the operational and financial flexibility to execute our strategies for long-term value creation. Closing the first phase of the Montana conservation transaction in December will further improve our strong financial position. We remain committed to our strategies for long-term value creation and understand that disciplined capital allocation is key to the company’s continued success,” Holley concluded.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Oct. 27, at 5 p.m. EDT (2 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Web site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start time, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at
1-800-642-1687 or 1-706-645-9291 (international calls), using the code 23090286.

-more-

Plum Creek Timber Company Reports Results

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s Web site at www.plumcreek.com.

###

Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 7 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

-more-

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Nine Months Ended
	September 30, 2008	September 30, 2007
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$587	$589
Real Estate	217	204
Manufacturing	330	363
Other	19	15

Total Revenues	1,153	1,171

Costs and Expenses:
Cost of Goods Sold:
Timber	420	391
Real Estate	69	69
Manufacturing	345	349
Other	2	2

Total Cost of Goods Sold	836	811
Selling, General and Administrative	94	91

Total Costs and Expenses	930	902

Other Operating Income (Expense), net	2	—

Operating Income	225	269
Interest Expense, net	105	109

Income before Income Taxes	120	160
Benefit for Income Taxes	(18)	(2)

Income From Continuing Operations	138	162
Gain on Sale of Properties, net of tax	—	2

Net Income	$138	$164

Per Share Amounts:
Income From Continuing Operations - Basic	$0.81	$0.93
Income From Continuing Operations - Diluted	$0.80	$0.92
Net Income per Share - Basic	$0.81	$0.94
Net Income per Share - Diluted	$0.80	$0.93

Weighted Average Number of Shares Outstanding
- Basic	171.3	175.3
- Diluted	171.8	175.7

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	September 30, 2008	September 30, 2007
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$194	$190
Real Estate	108	94
Manufacturing	104	119
Other	8	4

Total Revenues	414	407

Costs and Expenses:
Cost of Goods Sold:
Timber	144	133
Real Estate	33	31
Manufacturing	105	113
Other	1	1

Total Cost of Goods Sold	283	278
Selling, General and Administrative	31	30

Total Costs and Expenses	314	308

Other Operating Income (Expense), net	(1)	(1)

Operating Income	99	98
Interest Expense, net	35	38

Income before Income Taxes	64	60
Provision (Benefit) for Income Taxes	(5)	1

Net Income	$69	$59

Per Share Amounts:
Net Income per Share - Basic	$0.40	$0.34
Net Income per Share - Diluted	$0.40	$0.34

Weighted Average Number of Shares Outstanding
- Basic	171.2	173.2
- Diluted	171.8	173.6

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2008	December 31, 2007
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$175	$240
Accounts Receivable	48	33
Like-Kind Exchange Funds Held in Escrow	69	—
Inventories	80	82
Deferred Tax Asset	7	7
Real Estate Development Properties	4	5
Assets Held for Sale	132	64
Other Current Assets	21	25

	536	456
Timber and Timberlands, net	3,863	3,949
Property, Plant and Equipment, net	179	202
Investment in Grantor Trusts (at Fair Value)	25	27
Other Assets	41	30

Total Assets	$4,644	$4,664

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$300	$147
Accounts Payable	48	48
Interest Payable	39	29
Wages Payable	22	25
Taxes Payable	20	23
Deferred Revenue	22	13
Other Current Liabilities	22	18

	473	303
Long-Term Debt	1,870	1,820
Line of Credit	432	556
Deferred Tax Liability	9	20
Other Liabilities	72	64

Total Liabilities	2,856	2,763

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 171.6 at September 30, 2008, and 172.3 at December 31, 2007	2	2
Additional Paid-In Capital	2,222	2,204
Retained Earnings	124	202
Treasury Stock, at cost, Common Shares - 15.9 at September 30, 2008, and 14.6 at December 31, 2007	(560)	(509)
Accumulated Other Comprehensive Income	—	2

Total Stockholders’ Equity	1,788	1,901

Total Liabilities and Stockholders’ Equity	$4,644	$4,664

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30, 2008	September 30, 2007
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$138	$164
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (includes $10 Lumber Impairment Loss in 2008 and $4 Loss Related to Forest Fires in 2007)	109	102
Basis of Real Estate Sold	49	45
Expenditures for Real Estate Development	(6)	(13)
Deferred Income Taxes	(11)	(7)
Gain on Sales of Properties and Other Assets	(3)	(2)
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	17	—
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(69)	(13)
Other Working Capital Changes	(1)	18
Other	2	10

Net Cash Provided By Operating Activities	225	304

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(47)	(59)
Timberlands Acquired	(65)	(96)
Other	(1)	5

Net Cash Used In Investing Activities	(113)	(150)

Cash Flows From Financing Activities:
Dividends	(216)	(222)
Borrowings on Line of Credit	1,275	2,179
Repayments on Line of Credit	(1,399)	(2,246)
Proceeds from Issuance of Long-Term Debt	250	350
Principal Payments and Retirement of Long-Term Debt	(50)	(125)
Proceeds from Stock Option Exercises	14	7
Acquisition of Treasury Stock	(51)	(202)

Net Cash Used In Financing Activities	(177)	(259)

Decrease In Cash and Cash Equivalents	(65)	(105)
Cash and Cash Equivalents:
Beginning of Period	240	273

End of Period	$175	$168

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	September 30, 2008	September 30, 2007
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$69	$59
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (includes $4 Loss Related to Forest Fires in 2007)	33	37
Basis of Real Estate Sold	27	22
Expenditures for Real Estate Development	(1)	(7)
Deferred Income Taxes	(3)	(2)
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	(1)	—
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(8)	45
Other Working Capital Changes	16	32
Other	(1)	7

Net Cash Provided By Operating Activities	131	193

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(18)	(26)
Timberlands Acquired	(64)	(87)
Other	(1)	1

Net Cash Used In Investing Activities	(83)	(112)

Cash Flows From Financing Activities:
Dividends	(72)	(73)
Borrowings on Line of Credit	520	583
Repayments on Line of Credit	(457)	(414)
Principal Payments and Retirement of Long-Term Debt	(3)	(26)
Proceeds from Stock Option Exercises	13	1
Acquisition of Treasury Stock	—	(91)
Other	1	—

Net Cash Provided By (Used In) Financing Activities	2	(20)

Increase In Cash and Cash Equivalents	50	61
Cash and Cash Equivalents:
Beginning of Period	125	107

End of Period	$175	$168